Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Xcyte Therapies, Inc. for the registration of 2,650,024 shares of common stock pertaining to the Xcyte Therapies, Inc.’s 2003 Stock Plan, 1996 Stock Option Plan, 2003 Employee Stock Purchase Plan, and 2003 Directors’ Stock Option Plan, of our report dated January 23, 2004 (except for the first paragraph of Note 13, as to which the date is March 4, 2004), with respect to the financial statements of Xcyte Therapies, Inc. included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-109653) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 18, 2004